PROSPECTUS Dated November 21, 2011	Term Sheet No. 754 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated April 22, 2013
Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F
Floating Rate Senior Notes Due May 2, 2025

     We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due May 2, 2025 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

     We describe the basic features of the notes, including how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Floating Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Reset Period:	Quarterly
Maturity Date:	May 2, 2025	Interest Reset Dates:	Each Interest Payment Date
Settlement Date		Interest Determination
(Original Issue Date):	May 2, 2013	Dates:	The second London banking
day prior to each Interest Reset
Date
Interest Accrual Date:	May 2, 2013	Reporting Service:	Reuters (Page LIBOR01)
Issue Price:	100%	Call Price:	NA
Commissions:	%	First Call Date:	NA
Proceeds to		Call Frequency:	NA
Morgan Stanley:	$
Specified Currency:	U.S. dollars	Business Day:	New York
Redemption Percentage		Calculation Agent:	The Bank of New York Mellon
at Maturity:	100%		(as successor to JPMorgan
Chase Bank, N.A. (formerly
known as JPMorgan Chase
Bank))
Base Rate:	LIBOR
Spread (Plus or Minus):	Plus 1.15%	Minimum Denominations:	$1,000 and integral multiples
of $1,000 in excess thereof
Index Maturity:	Three Months	Survivor's Option:	No
Index Currency:	U.S. dollars	CUSIP:	61760LDM4
Initial Interest Rate:	The Base Rate plus 1.15%	Other Provisions:	None
(determined by the Calculation
Agent on the second London
banking day prior to May 2,
2013)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each May 2 and August 2 and
November 2 and February 2
commencing August 2, 2013

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011                                Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY